As filed with the Securities and Exchange Commission on October 25, 2002
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under
The Securities Act of 1933

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in charter)

Delaware	94-3155066
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(510) 744-2700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David W. Dunlap
Chief Financial Officer
SOCKET COMMUNICATIONS, INC.
37400 Central Court
Newark, CA 94560
(510) 744-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Herbert P. Fockler, Esq.
David Shapiro, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,830,250 shares	$0.84	$4,057,410	$373.28

(1) Shares of Common Stock that may be offered pursuant to this Registration Statement include 265,000 shares that may be issued upon the exercise of warrants.

(2) Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $0.84, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on October 21, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2002

PROSPECTUS

4,830,250 Shares

Socket Communications, Inc.

Common Stock

This prospectus relates to 4,830,250 shares of our common stock which may be sold from time to time by the selling stockholders identified in this prospectus or their transferees. Of the shares offered by this prospectus, 265,000 shares of common stock are issuable upon exercise of warrants. The balance of the shares offered pursuant to this prospectus represent the maximum number of shares of our common stock which may be issued upon conversion of shares of our Series E Preferred Stock held by one of the selling stockholders or its transferees. The actual number of shares of our common stock issued to this selling stockholder is contingent on the market price of our common stock at the time the Series E Preferred Stock is converted into common stock.

The prices at which the selling stockholders or their transferees may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol "SCKT" and is listed on the Pacific Exchange under the symbol "SOK." On October 24, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $0.80 per share.

Investment in the securities involves a high degree of risk. See "Risk Factors".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October___, 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

THE COMPANY

RISK FACTORS

USE OF PROCEEDS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INFORMATION INCORPORATED BY REFERENCE

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

You can contact us by mail at Socket Communications, Inc., 37400 Central Court, Newark, CA 94560 or by phone at (510) 744-2700.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus, including the statements under "The Company" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, ultimately we may not achieve such plans, intentions or expectations.

We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. Such factors include, among others, the following: our ability to raise sufficient capital to fund our operations, our ability to achieve profitability, developments in the market for our products, including the market for mobile computers that use the Windows Pocket PC operating system, and developments in our relationships with our strategic partners. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

THE COMPANY

We are a leading provider of connection solutions for handheld computers, offering a wide range of connection products. Our products have been designed specifically for handheld computers and other battery-powered devices with standard expansion slots. Our products work with notebook computers, and are low power, standards-based (CompactFlash, PC Card or SD form factors for our plug-in cards), and user friendly. We classify our products into four product families:

  Our network connection products are plug-in CompactFlash, PC Card or SD input/output cards that connect handheld computers or notebooks, either wirelessly or over a cable, to wide area networks through a mobile phone or telephone, to local area networks, and to other electronic devices to reach the Internet, send and receive email, or communicate with electronic appliances such as desktop computers or printers. Our plug-in network connection wireless products consist of Bluetooth and Wireless LAN cards. Our plug-in network connection wired cards consist of mobile phone connection cards, Ethernet cards and modems. Our Bluetooth, phone and Ethernet cards also work with notebooks.
  Our bar code scanning products plug into handheld computers or notebooks through the CompactFlash or PC Card slot and turn handheld computers or notebooks into portable bar code scanners, including traditional linear bar code scanners and 2D scanners.
  Our peripheral connection products add one to four serial ports to a notebook or handheld computer, plugging in through the PC Card or CompactFlash card slot, to allow the attachment of peripheral devices.
  Our embedded products and services provide internal connections for electronic devices and include Bluetooth modules, proprietary interface chips for use in third party electronic products, engineering design-win services to assist customers in integrating our embedded products, and related developer kits.

We recently introduced connection products in a smaller Secure Digital form factor for use with electronic devices having Secure Digital input/output slots.

We have developed a worldwide distribution network, and our products are endorsed and recommended by many of the leading manufacturers and distributors of mobile devices. Our goal is to further strengthen our leadership position in our rapidly expanding markets and to develop new and creative connection solutions as the mobile communications market evolves. We further intend to expand the markets we serve from a focus on handheld computers today to connecting the wide range of portable electronic appliances, such as digital cameras, that will become interconnected over the next several years.

Although we believe that our focus on handheld computers with our expanding family of connection products and our relationships with key industry strategic partners position us for revenue growth, we have incurred significant quarterly and annual operating losses in every fiscal period since our inception, and we may continue to incur quarterly operating losses at least through the end of 2002 and possibly longer. Our ability to achieve profitability will be highly dependent upon: increased market acceptance of our connection products, including recently introduced products; growth in the market for and acceptance of handheld computers and devices using the Windows CE operating system; the deployment of higher speed networks to improve data transfer speeds over mobile phones; our ability to raise capital to fund our product development and sales and marketing efforts; our development of new products for new and existing markets; the improvement of our gross margins through maintaining of sales prices; reducing product costs; achieving higher sales volumes and contract manufacturing efficiencies; expanding our distribution capability; completing our product development; and managing our operating expenses. There can be no assurances that we will meet any of these objectives or ever achieve profitability.

As of September 30, 2002, we had a cash and cash equivalents balance of $1,408,708, stockholders' equity of $11,784,834, an accumulated deficit of $31,452,726, and working capital of $482,260. We raised additional capital of $1 million (approximately $850,000 net of costs and expenses) through the sale of convertible preferred stock in October 2002. Our current cash balance is not sufficient to fund operations through the end of fiscal 2003. We will require additional capital in 2003 to fund our operations and strengthen our working capital balances. See "Risk Factors" for a discussion of the Company's need for additional capital and other risks that may affect the Company's ability to attain profitability and maintain operations.

RISK FACTORS

An investment in the common stock offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below, as well as the risks described in our annual and quarterly reports filed with the Securities and Exchange Commission, before deciding to purchase the shares of common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect our company.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment.

We need to raise additional capital to fund our operations. Our independent auditors included an explanatory paragraph in their report in our amended Annual Report on Form 10-K/A for the year ended December 31, 2001 expressing substantial doubt about our ability to continue as a going concern.

The financial statements in our amended Annual Report on Form 10-K/A for the year ended December 31, 2001 were prepared on a going concern basis. The Company has incurred losses and negative cash flows from operations since its inception. As of September 30, 2002, the Company had working capital of $654,750, and an accumulated deficit of $31,452,726. For the year ended December 31, 2001 the Company used cash for operating activities of $4,219,239 and had a net loss of $6,063,239. For the nine months ended September 30, 2002, the Company used cash for operating activities of $1,394,974 and had a net loss of $2,525,769. The Company raised additional capital of $1.0 million (net of approximately $850,000 after costs and expenses) in October 2002 from the sale of convertible preferred stock. The Company has a revolving bank line of credit of up to $4.5 million based on qualifying receivables and inventory that expires June 15, 2003. The continuing availability of the line is subject to the Company complying with financial covenants regarding tangible net worth and profitability. There were no borrowings outstanding under this line as of September 30, 2002.

The Company's ability to meet obligations in the ordinary course of business is dependent on its ability to establish profitable operations and raise additional financing. Management believes it will be able to secure additional sources of financing in 2003 through borrowings on the Company's bank line as the level of accounts receivable securing the bank line permits, through development funding from development partners, and from the sale of capital stock. Management also intends to delay or reduce expenditures in the event additional financial resources are not available on terms acceptable to the Company. The report of the independent auditors, on the Company's financial statements for the year ended December 31, 2001 contains an explanatory paragraph regarding the insufficiency of the Company's current cash balance to fund planned operating activities through fiscal 2002 and indicated substantial doubt about the Company's ability to continue as a going concern. There can be no assurances that additional financing will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. Any inability to secure the necessary financing would cause the Company to be forced to suspend some or all of its current operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of assets and liabilities that may result from the outcome of this uncertainty.

We have a history of operating losses, and we cannot assure you that we will achieve ongoing profitability.

We have incurred significant operating losses since our inception in 1992. We expect to continue to incur quarterly operating losses at least through 2002 and possibly longer. Profitability, if any, will depend upon:
  increased market acceptance of our products, including new products being introduced into the market;
  our ability to obtain additional capital to fund our working capital requirements;
  market acceptance and increased availability of handheld computers that use Microsoft's Windows-powered operating system for handheld computers (formerly Windows CE);
  the expansion of development and original equipment manufacturer, or OEM, customer relationships to increase development and product sales revenues;
  the development of successful new products for new and existing markets;
  our ability to increase or maintain gross margins through higher sales volumes and contract manufacturing efficiencies;
  our ability to expand our distribution capability;
  our ability to perform on development contracts; and
  our ability to manage our operating expenses.

We depend significantly on the market for handheld computers, particularly those that use the Windows Pocket PC operating system for handheld computers (formerly Windows CE).

Substantially all of our products are designed for use in handheld computers, including notebooks, handheld PCs, Palm-size PCs, and tablet PCs. The market for mobile computers is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, and significant price competition. These characteristics result in short product life cycles and regular reductions of average selling prices over the life of a specific product. Accordingly, growth in demand for mobile computers is uncertain. If such growth does not occur, demand for our products would be reduced. In addition, certain of our products utilize new technology, such as Bluetooth and 2D bar code scanning, which are not yet widely adopted in the market place and there can be no assurance that this new technology will be accepted by the market place. We also sell our ASIC interface chips and Bluetooth modules for embedding into third party mobile electronic devices. Our success is dependent upon the ability of the third parties to complete development of products that include or are compatible with our technology and to sell their products into the marketplace.

Our ability to generate increased revenue depends significantly on the commercial success of Windows-powered handheld devices, particularly the Pocket PC, and other devices such as the new line of handhelds with expansion options offered by Palm, and the commercial acceptance of our newer connectivity products involving newer technology. As a result, our future success depends on factors outside of our control, including market acceptance of Pocket PC devices generally and other factors affecting the commercial success of Pocket PCs devices, including availability of critical components such as processors, changes in industry standards, or the introduction of new or competing technologies. Any delays in or failure of Pocket PC and other Windows-powered devices or Palm devices to ship on schedule, or to achieve or maintain market acceptance would reduce the number of potential customers of our products.

We face increased competition, and our financial performance and future growth depend upon sustaining leadership positions in our existing markets and successfully targeting new markets.

Competitive challenges faced by Socket are likely to arise from a number of factors, including: industry volatility resulting from rapid development and maturation of technologies; industry consolidation resulting in companies with greater financial, marketing, and technical resources; increasing price competition in the face of weakening economic conditions and excess inventories; and continuing silicon integration of connectivity products. Our failure to compete successfully against current or future competitors could harm our business, operating results, or financial condition.

Also, in the markets in which we compete, products have short life cycles. Therefore, our success depends on our ability to identify new market and product opportunities, to develop and introduce new products in a timely manner, and to gain market acceptance of new products, particularly in our targeted emerging markets. Any delay in new product introductions, lower than anticipated demand for our new products, or higher manufacturing costs could have an adverse effect on our operating results or financial condition, particularly in those product markets we have identified as emerging high-growth opportunities.

If we fail to develop and introduce new products rapidly and successfully, we will not be able to compete effectively and our business will suffer.

The market for our products is characterized by rapidly changing technology, evolving industry standards, and short product life cycles. If we are unsuccessful at developing and introducing new products and services that are appealing to end users, our business and operating results would be seriously harmed. Accordingly, to remain competitive we must:
  identify emerging standards in the field of mobile computing products;
  enhance our products by adding additional features to differentiate our products from those of our competitors; and
  maintain superior or competitive performance in our products and bring products to market quickly.

The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users' needs and technological trends accurately or are otherwise unable to complete the development of products and services quickly, we will be unable to introduce new products and services into the market on a timely basis, if at all.

We expect our competitors to continue to improve the performance of their current products and services and to introduce new products, services, and technologies. Alternative technologies or successful new product introductions or enhancements by our competitors could reduce the sales and market acceptance of our products, services and technology, cause intense price competition, or make our products obsolete. Further, short product life cycles expose our products to the risk of obsolescence and require frequent new product introductions. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support.

We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins, and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition, and results of operations.

If we do not correctly anticipate demand for our products, our operating results will suffer.

Historically, we have seen steady increases in demand for our products and have generally been able to increase production to meet that demand. However, the demand for our products depends on many factors and will be difficult to forecast. We expect that it will become more difficult to forecast demand as we introduce and support more products and as competition in the market for our products intensifies. Significant unanticipated fluctuations in demand could cause the following problems in our operations:

If demand increases beyond what we forecast, we would have to rapidly increase production at our third-party manufacturers. We would depend on suppliers to provide additional volumes of components and those suppliers might not be able to increase production rapidly enough to meet unexpected demand. Even if we are able to procure enough components, our third-party manufacturers might not be able to produce enough of our devices as fast as we need them. The inability of either our manufacturers or our suppliers to increase production rapidly enough could cause us to fail to meet customer demand. Rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs could lower our profit margins. Further, if production is increased rapidly, manufacturing yields could decline, which may also lower our margins. If forecasted demand does not develop, we could have excess production resulting in higher inventories of finished products and components, which would be costly and could lead to write-offs of some or all of the excess inventories. Lower than forecasted demand could also result in excess manufacturing capacity at our third-party manufacturers and failure to meet some minimum purchase commitments, each of which could result in lower margins.

A significant portion of our revenue currently comes from a small number of distributors, and any decrease in revenue from these distributors could harm our business.

A significant portion of our revenue comes from one distributor. Ingram Micro represented approximately 23% of our worldwide revenue in fiscal 2001 and 21% of our worldwide revenue for the first nine months of 2002. We expect that the majority of our revenue will continue to depend on sales to a small number of distributors. Any downturn in the business of these customers could seriously harm our results of operations.

Our intellectual property and proprietary rights may be insufficient to protect our competitive position.

Our business depends, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies. We cannot be sure that such measures will provide meaningful protection for our proprietary technologies and processes. In 1999 and again in 2001 and 2002 we applied for patents covering our proprietary technology relating to the implementation of memory in combination with Input/Output adapters, and we received in March 2002 the patent applied for in 1999. However, we cannot be sure that any patent will issue as a result of these applications or future applications or, if issued, that any claims allowed will be sufficient to protect our technology. In addition, we cannot be sure that any existing or future patents will not be challenged, invalidated, or circumvented, or that any right granted thereunder would provide us meaningful protection. The failure of any patents to provide protection to our technology would make it easier for our competitors to offer similar products. In connection with our participation in the development of various industry standards, we may be required to agree to license certain of our patents to other parties, including our competitors, that develop products based upon the adopted standards.

We also generally enter into confidentiality agreements with our employees, distributors, and strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, develop similar technology independently, or design around our patents. In addition, effective copyright, trademark, and trade secret protection may be unavailable or limited in certain foreign countries. Certain of our customers have entered into agreements with us pursuant to which such customers have the right to use our proprietary technology in the event we default in our contractual obligations, including product supply obligations, and fail to cure the default within a specified period of time.

We may not always be able to adequately protect or maintain our intellectual property rights.

Many of our competitors have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individual inventors have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights.

In the course of our business, we may receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies, protocols, or specifications in our products. If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those which must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial condition could be adversely impacted.

In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our intellectual property rights. Whether we are defending the assertion of intellectual property rights against us or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, the existence of or any adverse determinations in this litigation could subject us to significant liabilities and costs. In addition, if we are the alleged infringer, we could be required to seek licenses from others or be prevented from manufacturing or selling our products, which could cause disruptions to our operations or the markets in which we compete. If we are asserting our intellectual property rights, we could be prevented from stopping others from manufacturing or selling competitive products. Any one of these factors could adversely affect our results of operations or financial condition.

Our ability to comply with industry standards is critical to our business.

We must continue to identify and ensure compliance with evolving industry standards to remain competitive. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. We could be required, as a result, to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we would miss opportunities to have our products specified as standards for new hardware components designed by mobile computer manufacturers and OEMs. The failure to achieve any such design win would result in the loss of any potential sales volume that could be generated by such newly designed hardware component.

We depend on alliances and other business relationships with a small number of third parties.

Our strategy is to establish strategic alliances and business relationships with leading participants in various segments of the communications and mobile computer markets. In accordance with this strategy, we have entered into alliances or relationships with Cambridge Silicon Radio, HandHeld Products, Hewlett-Packard, Hitachi, Intermec, Microsoft, Nokia Corporation, Office Depot, Palm, Sprint PCS, Symbol Technologies, and Toshiba Corporation. Our success will depend not only on our continued relationships with these parties, but also on our ability to enter into additional strategic arrangements with new partners on commercially reasonable terms. We believe that, in particular, relationships with application software developers are important in creating commercial uses for our products. Any future relationships may require us to share control over our development, manufacturing, and marketing programs or to relinquish rights to certain versions of our technology. Also, our strategic partners may revoke their commitment to our products or services at any time in the future, or may develop their own competitive products or services. Also, the hardware or software of such companies that is integrated into our products may contain defects or errors. Accordingly, our strategic relationships may not result in sustained business alliances, successful product or service offerings, or the generation of significant revenues. Failure of one or more of such alliances could result in delay or termination of product development projects, reduction in market penetration, decreased ability to win new customers, or loss of confidence by current or potential customers.

We have devoted significant research and development resources to design activities for Windows-powered mobile products and, more recently, to design activities for products to work with Palm devices, diverting financial and personnel resources from other development projects. These design activities are not undertaken pursuant to any agreement under which Microsoft or Palm are obligated to continue the collaboration or to support resulting products. Consequently, Microsoft or Palm may terminate their collaborations with us for a variety of reasons including our failure to meet agreed-upon standards or for reasons beyond our control, including changing market conditions, increased competition, discontinued product lines, and product obsolescence.

Our products may contain undetected flaws and defects.

Although we perform testing prior to new product introductions, our hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, we may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require us to recall previously shipped products to make design modifications, or cause unfavorable publicity, any of which could adversely affect our business.

Our quarterly operating results may fluctuate in future periods, and our future results are difficult to predict because we typically have little order backlog.

We expect to experience quarterly fluctuations in operating results in the future. We generally ship orders as received and as a result typically have little or no backlog. Quarterly revenue and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, we have often recognized a substantial portion of our revenue in the last month of the quarter. This subjects us to the risk that even modest delays in orders adversely affect our quarterly operating results. Our operating results may also fluctuate due to factors such as:
  the demand for our products;
  the size and timing of customer orders;
  unanticipated delays or problems in the introduction of our new products and product enhancements;
  the introduction of new products and product enhancements by our competitors;
  changes in the proportion of revenues attributable to royalties and engineering development services;
  product mix;
  timing of software enhancements;
  changes in the level of operating expenses;
  competitive conditions in the industry including competitive pressures resulting in lower average selling prices; and
  timing of distributor's shipments to their customers.

Because we base our staffing and other operating expenses on anticipated revenue, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. As a result of any of the foregoing factors, our results of operations in any given quarter may be below the expectations of public market analysts or investors, in which case the market price of our common stock would be adversely affected.

We depend on key employees, and we need to attract and retain them.

Our future success will depend upon the continued service of certain key technical and senior management personnel. Competition for such personnel is intense and there can be no assurance that we will be able to retain our existing key managerial, technical, or sales and marketing personnel. The loss of key personnel could adversely affect our business.

We believe our ability to achieve increased revenues and to develop successful new products and product enhancements will depend in part upon our ability to attract and retain highly skilled sales and marketing and product development personnel. Competition for such personnel is intense, and we may not be able to retain such key employees, and there are no assurances that we will be successful in attracting and retaining such personnel in the future. In addition, our ability to hire and retain such personnel will depend upon our ability to raise capital or achieve increased revenue levels to fund the costs associated with such personnel. Failure to attract and retain key personnel will adversely affect our business.

We depend on distributors, resellers, and OEMs to sell our products.

Because we sell our products primarily through distributors, resellers, and OEMs, we are subject to many risks, including risks related to their inventory levels and support for our products. Our agreements with OEMs, distributors, and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. Our OEMs, distributors, and resellers are not within our control, are not obligated to purchase products from us, and may represent other lines of products. Our current sales growth expectations are contingent in large part on our ability to enter into additional distribution relationships and expand our retail sales channels. We cannot predict whether we will be successful in establishing new distribution relationships, expanding our retail sales channels or maintaining our existing relationships. A failure to enter into new distribution relationships or to expand our retail sales channels or a reduction in sales effort or discontinuance of sales of our products by our existing OEMs, distributors, and resellers could cause us to fail to meet our growth expectations and could lead to reduced sales.

Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated these could contribute to higher levels of product returns. The loss or ineffectiveness of any of our major distributors or OEMs resulting in return of product could result in excess inventories and adversely affect our operating results.

We allow our distributors to return a portion of our inventory to us for full credit against other purchases. In addition, in the event we reduce our prices, we credit our distributors for the difference between the purchase price of products remaining in their inventory and our reduced price for such products. Actual returns and price protection may adversely affect future operating results, particularly since we seek to continually introduce new and enhanced products and are likely to face increasing price competition.

Concentration of credit risks.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and accounts receivable. We invest our cash in cash demand deposits and in a money market fund. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure to any one financial institution or instrument. However, we are exposed to credit risk in the event of default by these institutions to the extent of the amount recorded on our balance sheet. Accounts receivables are derived primarily from distributors and original equipment manufacturers. We perform ongoing credit evaluations of our customers' financial condition but generally require no collateral. Reserves are maintained for potential credit losses, and such losses have been within our expectations. However, to the extent that a large customer fails or is unable to pay, we are exposed to credit risk to the extent of the amounts due to us.

We may be unable to manufacture our products because we are dependent on a limited number of qualified suppliers for our components.

Several of our component parts are produced by a sole or limited number of suppliers. Shortages could occur in these essential materials due to an interruption of supply or increased demand in the industry. If we were unable to procure certain of such materials, we could be required to reduce our operations, which could have a material adverse effect upon our results. To the extent that we acquire extra inventory stocks to protect against possible shortages, we are exposed to additional risks associated with holding inventory including obsolescence, excess quantities, or loss.

A significant portion of our revenues are derived from export sales.

Export sales (sales to customers outside the United States) accounted for approximately 38% of our revenue in 2001 and approximately 42% of our revenue for the first nine months of 2002. Accordingly, our operating results are subject to the risks inherent in export sales, including:
  longer payment cycles;
  unexpected changes in regulatory requirements, import and export restrictions and tariffs;
  difficulties in managing foreign operations;
  the burdens of complying with a variety of foreign laws;
  greater difficulty or delay in accounts receivable collection;
  potentially adverse tax consequences; and
  political and economic instability.

In addition, our export sales are currently denominated predominately in United States dollars and in Euros for a portion of our sales to our European distributors. Accordingly, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and therefore potentially less competitive in foreign markets and declines in value in the Euro relative to the dollar may result in foreign currency losses relating to collection of Euro denominated receivables.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, and other events beyond our control.

We do not have a detailed disaster recovery plan. Additionally, we may experience electrical power blackouts or natural disasters that could interrupt our business. Our corporate headquarters is located near an earthquake fault. The potential impact of a major earthquake on our facilities, infrastructure, and overall business is unknown. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse affect on our business.

Our Nasdaq listing may be at risk.

In order to continue to be listed on the Nasdaq National Market, we must meet specific quantitative standards, including a minimum bid price. We have received a notice from the Nasdaq National Market that our stock had traded below $1.00 per share for 30 consecutive business days and that our stock must trade above $1.00 for 10 consecutive days within the 90 calendar days ending November 18, 2002 for our stock to remain listed. If we are unable to achieve compliance with the Nasdaq requirements during that period, our stock may be delisted. We may also apply for listing on the Nasdaq SmallCap Market where we may have up to an additional nine months to comply with the minimum bid price requirements for continued listing. The delisting of our common stock would adversely affect the liquidity and trading price of our securities.

The sale of a substantial number of shares of common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock. The market price of our stock could also decline if one or more of our significant stockholders decided for any reason to sell substantial amounts of our stock in the public market. As of October 17, 2002, we had 24,112,310 shares of common stock outstanding. Substantially all of these shares are freely tradable in the public market, either without restriction or subject, in some cases, only to S-3 or S-8/S-3 prospectus delivery requirements, and, in some cases, only to manner of sale, volume, and notice requirements of Rule 144 under the Securities Act of 1933, as amended. As of October 17, 2002, we also had 4,755,471 shares subject to outstanding options under our stock option plan and 1,044,999 shares were available for future issuance under these plans. We have registered the shares of common stock subject to outstanding options and reserved for issuance under our stock option plan. Accordingly, shares underlying vested options will be eligible for resale in the public market as soon as the options are exercised. As of October 17, 2002, we also had warrants outstanding to purchase a total of 1,041,972 shares of our common stock. We have registered for sale all shares of common stock subject to outstanding warrants. The number of shares which may be offered pursuant to this prospectus upon conversion of outstanding shares of our Series E Preferred Stock is variable and is contingent on the market price of our common stock during a period preceding the date(s) shares of Series E Preferred Stock are converted into shares of our common stock, among other factors. If there is a significant decline in the price of our common stock, conversion of the Series E Preferred Stock could result in substantial dilution to existing stockholders, and the sale of such shares could adversely affect the market price of our common stock.

Our stock price is highly volatile.

Our stock price is highly volatile. During the period from July 1, 2001 through October 24, 2002, our stock price fluctuated between a high of $2.74 and a low of $0.51. Stock price fluctuations are caused by many factors, some of which may be beyond our control, including general economic conditions and the outlook of market analysts and investors of the industry that we are in.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold under this prospectus, although we may receive up to approximately $251,550 upon exercise of the warrants. All proceeds from the sale of the shares will be for the account of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

Of the shares of common stock offered pursuant to this prospectus:
  15,000 shares are issuable upon exercise of a warrant granted to Greater Bay Bank on October 21, 2002 in connection with establishing a credit facility with that institution. This warrant has a term of five years and an exercise price of $0.82 per share.
  250,000 shares are issuable upon exercise of a warrant granted to Laurus Master Fund Ltd. (the "Investor") in connection with a private equity placement completed in October 2002 (the "Private Placement"). This warrant has a term of five years and an exercise price of $0.957 per share, subject to certain future adjustments.

The remaining 4,565,250 shares of common stock which may be offered pursuant to this prospectus represent the maximum number of shares of our common stock which may be issued upon conversion of shares of our Series E Preferred Stock. The shares of Series E Preferred Stock must be amortized by us in monthly installments over a 15-month period commencing on January 31, 2003, either by payment of cash or by issuance of shares of our common stock. This amortization obligation may be accelerated upon the occurrence of certain events of default specified in our Certificate of Designation of Series E Preferred Stock. The Series E Preferred Stock may also be converted into common stock at the option of the holder. The price at which the Series E Preferred Stock converts into shares of common stock is currently set at $0.87 per share of common stock, but is subject to adjustment based on the market price of our common stock and other factors, as set forth in our Certificate of Designation of Series E Preferred Stock.

The actual number of shares of common stock that will be issued in respect of the Series E Preferred Stock is contingent on the market price of our common stock at the time these shares are issued, and is also contingent on whether any of the amortization and dividend payments on the Series E Preferred Stock are made in cash rather than stock. As of the date of this prospectus, if the Investor were to elect to immediately convert all of the Series E Preferred Stock into Common Stock, a total of 1,149,425 shares of common stock would be issued to the Investor and offered pursuant to this prospectus.

This prospectus and the registration statement on Form S-3 of which it is a part were filed pursuant to a Securities Purchase Agreement between us and the Investor. The warrants could result in additional proceeds to the Company if exercised.

The following table sets forth, as of the date of this prospectus:
  the names of the selling stockholders;
  the number of shares of common stock held by each selling stockholder, plus the number of shares of common stock that may be issued to each selling stockholder assuming the maximum amortization or conversion of all convertible securities held by such selling stockholder on October 17, 2002 and the exercise of warrants held by such selling stockholder as of that date, without regard to any limitations on the exercisability of said convertible securities;
  the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time pursuant to this prospectus; and
  the number of shares of common stock owned assuming the sale of all shares covered by this prospectus and the percentage of all outstanding shares of common stock that ownership represents.

The shares may be offered by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift or through a private sale or other transfer. We may amend or supplement this prospectus from time to time to update the information provided in the table.

Name of Selling Stockholder(1)	Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Shares Beneficially Owned After Offering
			Number	Percent(2)
Laurus Master Fund, Ltd	4,815,250 (2)	4,815,250	0	*
Greater Bay Bank	65,000 (3)	15,000	50,000	*

* Less than 1%.

(1) Based upon 24,112,310 shares of common stock outstanding as of the close of business on October 17, 2002.

(2) Includes 250,000 shares of common stock subject to a warrant, and 4,565,250 shares which may be issued in respect of shares of Series E Preferred Stock held by the selling stockholder, assuming the maximum amortization or conversion of all convertible securities held by such selling stockholder.

(3) Includes 15,000 shares of common stock subject to a warrant.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sales by the selling stockholders of the shares of common stock, although we may receive up to approximately $251,550 upon exercise of the warrants under which a portion of the registered shares are issuable. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby. The selling stockholders may (i) sell the shares being offered hereby on the Pacific Exchange, through the Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; (ii) sell the shares offered hereby in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale, or (iii) choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or non-profit entity. The selling stockholders and any underwriter, dealer or agent who participates in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

In connection with distributions of the shares offered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealer or other financial institutions which require the delivery to such broker-dealers or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

We have advised the selling stockholders that the anti-manipulation of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers on or prior to sales of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholder, the commissions paid or discounts or concessions allowed by the selling stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.

There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the validity of the securities offered hereby for Socket Communications.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our amended Annual Report on Form 10-K/A for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of our reports, proxy statements and other information also may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549	Citicorp Center 500 West Madison Street, Suite 1400 Chicago, IL 60661

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents and information listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

(1) Our amended Annual Report on Form 10-K/A for the year ended December 31, 2001;

(2) Our Current Report on Form 8-K as filed with the Commission on March 15, 2002;

(3) Our Current Report on Form 8-K as filed with the Commission on April 10, 2002;

(4) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(5) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

(6) Our Current Report on Form 8-K as filed with the Commission on October 7, 2002; and

(7) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 11, 1995 and our Registration Statement on Form 8-A/A filed with the SEC on June 15, 1995.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of the information which has been incorporated by reference into this prospectus at no cost upon an oral or written request to:

Socket Communications, Inc.
37400 Central Court
Newark, CA 94560
Attention: David W. Dunlap
(510) 744-2700

You can also call David W. Dunlap, Chief Financial Officer of Socket Communications, at (510) 744-2700 with any questions about the offering.

4,830,250 Shares

SOCKET COMMUNICATIONS, INC.

Common Stock

PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

October___, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The Company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

Amount To Be Paid
SEC registration fee	$ 373.28
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	2,000.00
__________
Total	$ 22,373.28

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

EXHIBIT INDEX

Exhibits	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1	Warrant, dated October 21, 2002, issued to Greater Bay Bank.
10.2*	Warrant, dated October 3, 2002, issued to Laurus Master Fund, Ltd.
10.3*	Securities Purchase Agreement, dated October 3, 2002, between the Registrant and Laurus Master Fund, Ltd.
10.4*	Certificate of Designation of Series E Preferred Stock of the Registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

* Incorporated by reference to exhibit filed with Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 7, 2002.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

            provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration of the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

(3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) For the purpose of determining any liability under the Securities Act of 1933, treat each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California, on the 24th day of October, 2002.

SOCKET COMMUNICATIONS, INC.

By:/s/ David W. Dunlap
David W. Dunlap
Chief Financial Officer and
Vice President of Finance
and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kevin J. Mills and David W. Dunlap, and each one of them, individually and without any other, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 24th day of October, 2002 by the following persons in the capacities indicated.

Signature	Title
/s/ Kevin Mills Kevin Mills	President and Chief Executive Officer (Principal Executive), and Director
/s/ Charlie Bass Charlie Bass	Chairman of the Board
/s/ David W. Dunlap David W. Dunlap	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Micheal Gifford Micheal Gifford	Executive Vice President and Director
/s/ Enzo Torresi Enzo Torresi	Director
/s/ Gianluca Rattazzi Gianluca Rattazzi	Director
/s/ Peter Sealey Peter Sealey	Director
/s/ Leon Malmed Leon Malmed	Director

EXHIBIT INDEX

Exhibits	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1	Warrant, dated October 21, 2002, issued to Greater Bay Bank.
10.2*	Warrant, dated October 3, 2002, issued to Laurus Master Fund, Ltd.
10.3*	Securities Purchase Agreement, dated October 3, 2002, between the Registrant and Laurus Master Fund, Ltd.
10.4*	Certificate of Designation of Series E Preferred Stock of the Registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

* Incorporated by reference to exhibit filed with Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 7, 2002.

Exhibit 5.1

October 21 , 2002

Socket Communications, Inc.
37400 Central Court
Newark, CA 94560

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about October 25, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 4,830,250 shares of your common stock (the "Shares"), which may be offered for sale by the selling stockholders named therein to the public as described in the Registration Statement. As legal counsel for Socket Communications, Inc., we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, the Shares, when issued and sold in the manner described in the Registration Statement, in accordance with the resolutions adopted by the Board of Directors of the Company and in accordance with the applicable agreements and charter documents of Socket Communications, Inc., will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

Exhibit 10.1

Greater Bay Bank Warrant

Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Socket Communications, Inc. for the registration of 4,830,250 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002, with respect to the consolidated financial statements and schedule of Socket Communications, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
 October 24, 2002